                                                                    EXHIBIT 99.1

RESTORATION HARDWARE, INC. REPORTS FIRST QUARTER 2002 RESULTS

PROVIDES GUIDANCE FOR NEXT FOUR QUARTERS, THROUGH FIRST QUARTER FISCAL 2003


CORTE MADERA, CALIF. (MAY 22, 2002) -- Restoration Hardware, Inc. (Nasdaq: RSTO) today reported its financial results for the thirteen week quarter ending May 4, 2002 and provided guidance for the next four quarters, through the first quarter of fiscal 2003.

For the first quarter ended May 4, 2002, the Company incurred a net loss to common shareholders of $7.2 million, or $0.25 per share, versus a net loss to common shareholders of $8.4 million, or $0.46 per share, reported for the prior year's first quarter. The first quarter fiscal 2002 loss included a number of expense items related to the implementation of the Company's merchandise repositioning and store remodeling strategy, launched in April, that totaled approximately $4.0 million, as discussed in more detail below. Additionally, expenses of approximately $1.3 million were incurred in the first quarter in connection with implementing the Company's revised revenue recognition policy for furniture sales and the corresponding restatement of prior periods. Also in the first quarter, as a result of the economic stimulus bill enacted on March 9, 2002, deferred tax assets became more likely than not to be realized, resulting in an additional $4.0 million of income tax benefits being recorded in the quarter.

As previously announced in the Company's press release dated May 9, 2002, net sales in the first quarter of 2002 were $69.4 million, a 1.8% decrease from net sales of $70.7 million for the same period a year ago. Comparable store sales for the first quarter increased 0.4% as compared to the first quarter of the prior year. Direct-to-customer sales, which include catalog and Internet sales, increased 5.2% to $6.6 million in the first quarter of 2002, versus $6.2 million in the first quarter of 2001.

Gross profit expressed as a percent of sales decreased to 15.7% in the first quarter of 2002, versus 19.6% for the same period a year ago. Approximately one-third of the 3.9% deterioration in the gross profit rate resulted from one-time additional occupancy expenses arising from the accelerated depreciation of store fixtures replaced in connection with the Company's store remodeling strategy. The remainder of the deterioration was largely due to markdowns incurred in connection with the final clearance of merchandise replaced or eliminated as a result of the merchandise repositioning strategy.

Selling, general and administrative expenses expressed as a percentage of sales increased to 39.0% in the first quarter of 2002, versus 31.8% a year ago. More than half of the 7.2% increase resulted from one-time expenses associated with the April launch of the Company's new merchandise repositioning strategy. These one-time expenses included increased advertising, store display and other marketing expenses, training related expenses and increased store payroll in connection with the remodeling and re-merchandising activity. Additionally, approximately one-quarter of the 7.2% increase resulted from professional fees incurred in connection with the Company's revised revenue recognition policy, as noted above.

Interest expense declined to $0.8 million in the first quarter of 2002, versus $3.0 million in the comparable period a year ago. This improvement over the comparable prior period resulted from reduced debt levels and from lower mark-to-market charges for warrants issued in conjunction with the amendment of the Company's credit facility in September 2000. The last of these warrants were exercised in full for common stock during the first quarter of fiscal 2002. Non-cash charges included in interest expense were $0.4 million of amortization of deferred financing charges in the first quarter of both 2002 and 2001; and $0.3 million and $1.5 million of mark-to-market charges in the first quarters of 2002 and 2001, respectively.

At the end of the first quarter of 2002, the Company had bank debt (net of fees) of $8.5 million, a decrease of $25.0 million versus $33.5 million of bank debt at the end of the first quarter of 2001. Accounts payable and accrued expenses increased $2.5 million to $47.1 million at the end of the first quarter of 2002, from $44.6 million at the end of the same period a year ago. The Company ended the first quarter 2002 with inventory of $78.2 million, a 14.2% decrease from inventory of $91.1 million at the end of the first quarter of fiscal 2001. Capital expenditures in the first quarter of 2002 totaled $13.1 million, primarily for the store remodeling strategy and for implementation of a new website infrastructure and design.

During the first quarter of 2002, the Company opened one store in the Raleigh-Durham area of North Carolina. As of May 4, 2002, the Company operated 105 retail stores in 31 states, the District of Columbia and Canada. The Company does not anticipate opening any additional stores this fiscal year.

Gary Friedman, the Company's President and CEO, stated, "We are pleased to announce the Company has successfully completed its transition, and the implementation of our new strategy. Over the past year we have eliminated unproductive inventory, introduced a new merchandising strategy, remodeled our stores, redesigned our catalog, launched a new website, and strengthened the Company's balance sheet. Early customer response to our new strategy has been strong, with comparable store sales increasing 10.5% in April from the same period a year ago, and month-to-date May comparable store sales are trending significantly higher than the April results. Additionally, merchandise margins are much improved versus a year ago due to the merchandise mix shift to a higher percentage of textiles and the increased percentage of direct imports."

Kevin Shahan, the Company's Chief Financial Officer, commented, "Despite the early favorable response to our new strategy, the Company believes it is prudent to take a conservative approach to providing guidance for the next 12 months. We will be entering a period in which the Company last year took aggressive markdowns to clear unproductive inventory, which will make the forecasting of comparable store sales difficult until we have more history. However, we believe the Company should be able to continue to achieve double digit comparable store sales increases over the next two quarters, and that gross profit margins should run significantly higher than last year due to the favorable merchandise mix and a greater proportion of full price selling."



QUARTERLY GUIDANCE FOR THE NEXT FOUR QUARTERS, THROUGH FIRST QUARTER FISCAL 2003
--------------------------------------------------------------------------------

SECOND QUARTER 2002 GUIDANCE

Net revenues
         - Net revenues are expected to be between approximately $90 million and $91 million.

         - Retail sales are expected to be between approximately $79 million and $80 million.

         - Comparable store sales are expected to increase between approximately 14.4% and 15.6% from the same period the year before.

         - Direct-to-customer sales are expected to be approximately $11 million, approximately a 50 - 60% increase over last year.

Gross profit
         - Gross profit expressed as a percentage of sales is expected to be approximately 26.0%.

Selling, general and administrative expenses

         - Selling, general and administrative expenses expressed as a percentage of sales are expected to be between approximately 31.3% and 31.6%.

Interest expense
         - Interest expense for the second quarter is expected to be approximately $800 thousand.

Loss per share
         - Loss per share, before any preferred stock charges, is expected to be between approximately $0.12 and $0.13.

         - Weighted average shares are expected to be approximately 29.8 million.


THIRD QUARTER 2002 GUIDANCE

Net revenues
         - Net revenues are expected to be between approximately $92 million and $93 million.

         - Retail sales are expected to be between approximately $81 million and $82 million.

         - Comparable store sales are expected to increase between approximately 16.6% and 17.8% from the same period the year before.

         - Direct-to-customer sales are expected to be approximately $11 million, approximately a 60 - 70% increase over last year.

Gross profit
         - Gross profit expressed as a percentage of sales is expected to be approximately 30.0%.

Selling, general and administrative expenses
         - Selling, general and administrative expenses expressed as a percentage of sales are expected to be between approximately 32.0% and 32.3%.

Interest expense
         - Interest expense is expected to be between approximately $700 thousand and $800 thousand.

Loss per share
         - Loss per share, before any preferred stock charges, is expected to be between approximately $0.05 and $0.06.

         - Weighted average shares are expected to be approximately 30.0 million.


FOURTH QUARTER 2002 GUIDANCE

Net revenues
         - Net revenues are expected to be between approximately $160 million and $161 million.

         - Retail sales are expected to be between approximately $141 million and $142 million.

         - Comparable store sales are expected to increase between approximately 7.3% and 8.4% from the same period the year before.

         - Direct-to-customer sales are expected to be approximately $19 million, approximately a 30 - 35% increase over last year.

Gross profit
         - Gross profit expressed as a percentage of sales is expected to be approximately 39.2%.

Selling, general and administrative expenses
         - Selling, general and administrative expenses expressed as a percentage of sales are expected to be between approximately 22.3% and 22.5%.

Interest expense
         - Interest expense is expected to be between approximately $700 thousand and $800 thousand.

Earnings per share
         - Earnings per share, before any preferred stock charges, is expected to be between approximately $0.41 and $0.42.

         - Weighted average shares, fully diluted, are expected to be approximately 38.0 million.

FIRST QUARTER 2003 GUIDANCE

Net revenues
         - Net revenues are expected to be between approximately $78 million and $79 million.

         - Retail sales are expected to be between approximately $68 million and $69 million.

         - Comparable store sales are expected to increase between approximately 8.1% and 10.3% from the same period the year before.

         - Direct-to-customer sales are expected to be approximately $10 million, approximately a 50% increase over last year.

Gross profit
         - Gross profit expressed as a percentage of sales is expected to be between approximately 24.1% and 24.5%.

Selling, general and administrative expenses
         - Selling, general and administrative expenses expressed as a percentage of sales are expected to be between approximately 34.1% and 34.8%.

Interest expense
         - Interest expense is expected to be between approximately $400 thousand and $500 thousand.

Loss per share
         - Loss per share, before any preferred stock charges, is expected to be between approximately $0.17 and $0.19.

         - Weighted average shares are expected to be approximately 30.5 million.


FIRST TWELVE MONTHS OF NEW STRATEGY (SECOND QUARTER 2002 THROUGH FIRST QUARTER
2003) GUIDANCE

Net revenues
         - Net revenues are expected to be between approximately $420 million and $425 million.

         - Retail sales are expected to be between approximately $369 million and $374 million.

         - Comparable store sales are expected to increase between approximately 10.9% to 12.2% from the same period the year before.

         - Direct-to-customer sales are expected to be between approximately $50 million and $51 million.

Gross profit
         - Gross profit expressed as a percentage of sales is expected to be approximately 31.6%.

Selling, general and administrative expenses
         - Selling, general and administrative expenses expressed as a percentage of sales are expected to be between approximately 28.6% and 28.9%.

Interest expense
         - Interest expense is expected to be between approximately $2.6 million and $2.9 million.

Operating income
         - Operating income is expected to be between approximately 2.7% and 3.1% of sales.

Earnings per share
         - Earnings per share, before any preferred stock charges, is expected to be between approximately $0.11 and $0.15.

         - Weighted average shares, fully diluted, are expected to be approximately 37.9 million.


CONFERENCE CALL:

The Company's first quarter earnings conference call is scheduled for Wednesday, May 22, 2002 at 2:00 p.m. (Pacific Standard Time). The dial-in number is: 1(800) 233-2795. A webcast of the call is available at:
http://www.videonewswire.com/restorationhardware/052202/



ABOUT RESTORATION HARDWARE, INC.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800 762-1005) and on-line at www.restorationhardware.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements concerning or relating to implications of the Company's financial results for the first quarter ended May 4, 2002 and the periods thereafter, guidance for the Company's next four fiscal quarters through the first quarter of fiscal 2003, statements regarding anticipated store openings, statements relating to customer response to the Company's new strategy, statements regarding future opportunities relating to cost of goods reductions, statements regarding the anticipated effects of the Company's furniture home delivery network and the introduction of a private label credit card, statements concerning the anticipated increase of gross profit margins and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company's new strategy, timely introduction and customer acceptance of the Company's merchandise, timely and effective sourcing of the Company's merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company's credit facility, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-K/A, 10-Q/A and 8-K, including, but not limited to, those described in the Company's Form 10-K for fiscal 2001 in "Business" under the caption "Factors that May Affect our Future Operating Results" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Liquidity and Capital Resources." Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.
Kevin Shahan
Vice President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax

                           RESTORATION HARDWARE, INC.
                STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
                 (in thousands except per share and store data)

                                                13 weeks ended                   13 weeks ended
                                          May 4, 2002      % of sales      May 5, 2001      % of sales

Net sales                                  $  69,377           100.0%       $  70,659           100.0%
Cost of sales and occupancy                   58,489            84.3%          56,791            80.4%
                                           ---------                        ---------
  Gross profit                                10,888            15.7%          13,868            19.6%

Selling, general and administrative           27,070            39.0%          22,499            31.8%
                                           ---------                        ---------
  Loss from operations                       (16,182)          -23.3%          (8,631)          -12.2%

Interest expense                                 493             0.7%           1,479             2.1%
Change in fair value of warrants                 278             0.4%           1,480             2.1%
                                           ---------                        ---------
  Loss before income taxes                   (16,953)          -24.4%         (11,590)          -16.4%

Income tax benefit                            10,103            14.5%           4,165             5.9%
                                           ---------                        ---------

Net loss                                      (6,850)           -9.9%          (7,425)          -10.5%

Preferred shareholder return:
  Dividends                                     (358)           -0.5%            (286)           -0.4%
  Beneficial conversion charges                   --             0.0%            (659)           -0.9%
                                           ---------                        ---------

Loss available to common stockholders      $  (7,208)          -10.4%       $  (8,370)          -11.8%
                                           =========                        =========

Stores open at end of period                     105                              106

Total selling square footage                 688,634                          695,972

Loss per share, basic and diluted          $   (0.25)                       $   (0.46)

Weighted average shares                       29,246                           18,109



                           RESTORATION HARDWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   May 4,          May 5,
                                                                    2002            2001
Current assets
  Cash                                                           $   2,225       $   2,783
  Accounts receivable                                                5,007           5,240
  Merchandise inventories                                           78,247          91,129
  Prepaid expense                                                   12,991           8,876
                                                                 ---------       ---------
    Total current assets                                            98,470         108,028

  Property and equipment, net                                       96,760         110,563
  Goodwill                                                           4,560           4,722
  Other long term assets                                            22,949          13,029
                                                                 ---------       ---------

    Total assets                                                 $ 222,739       $ 236,342
                                                                 =========       =========

Current liabilities
  Accounts payable and accrued expenses                          $  47,119       $  44,590
  Revolving line of credit and short term debt, net of fees          8,475           3,805
  Current portion of deferred lease incentives                       4,692           4,622
  Deferred revenue                                                   3,623           3,640
  Other current liabilities                                          8,966           8,555
                                                                 ---------       ---------
    Total current liabilities                                       72,875          65,212

Long-term portion of deferred lease incentives                      37,211          41,286
Long-term line of credit, net of debt issuance costs                    --          29,695
Deferred rent                                                       13,114          11,347
Long term obligations                                                  142           2,060
                                                                 ---------       ---------
  Total liabilities                                                123,342         149,600

Series A redeemable preferred stock                                 14,464           6,390
Series B redeemable preferred stock                                     --           6,979

Common stock                                                       146,751          99,796
Shareholder loan                                                    (2,050)         (2,050)
Foreign exchange gain/loss                                             146              19
Accumulated deficit                                                (59,914)        (24,392)
                                                                 ---------       ---------
  Total stockholders' equity                                     $  84,933       $  73,373
                                                                 =========       =========

   Total liabilities, redeemable convertible preferred
        stock and stockholders' equity                           $ 222,739       $ 236,342
                                                                 =========       =========